EXHIBIT 4.8

DESCRIPTION OF CAPITAL STOCK

The common stock, par value $0.01 per share (the “Common Stock”) of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Company”), is listed on the New York Stock Exchange under the trading symbol “SPB.”

The following is a summary of certain of the rights of holders of Common Stock and certain related provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), Third Restated Bylaws (the “Bylaws”) and applicable provisions of the Delaware General Corporation Law (the “DGCL”), affecting the rights of holders of the Common Stock.

The description below does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the Charter, the Bylaws, the applicable laws and the other documents referred to below.

A copy of the Charter has been filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on July 13, 2018 (File No. 1-4219) and is incorporated by reference herein.

A copy of the Bylaws has been filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on May 17, 2019 (File No. 1-4219) and is incorporated by reference herein.

Authorized Capital Stock

The Company’s authorized capital stock consists of 200,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share.

The Company’s board of directors (the “Board”) is authorized to issue shares of preferred stock in such series, and to fix from time to time before issuance, the number of shares to be included in any such series and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series.

Description of Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights

Each share of Common Stock is entitled to one vote on all matters on which stockholders generally are entitled to vote, including the election of directors.

Dividends and Other Distributions

Dividends to Company stockholders may be declared on the Common Stock at such times and in such amounts as determined by the Board, subject to any preferential dividend or other rights of holders of any preferred stock then outstanding, and further subject to the applicable provisions of the DGCL. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets remaining after payments of liabilities and liquidation preferences, if any, to the holders of any preferred stock then outstanding.

No Preemptive or Similar Rights

The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

Transfer Restrictions

Subject to certain exceptions, the Charter contains transfer restrictions that prohibit any person from acquiring or disposing of any shares of Common Stock: (i) to the extent that after giving effect to such transfer, such person, or any other person by reason of such transfer, becomes a “Substantial Holder” (as defined in the Charter); (ii) if, before giving effect to the transfer, such person is identified as a “5-percent shareholder” of the Company under applicable regulations; or (iii) to the extent that the ownership percentage of any person that, prior to giving effect to such transfer, is a Substantial Holder of the Company would be increased.

Number and Election of Directors

The Charter provides for a classified Board divided into three classes. The term of office of each class is three years, with the term of one class expiring successively each year at the time of the Company’s annual meeting of stockholders. The Bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding to elect Directors, the number of directors constituting the entire the Board may be increased or decreased from time to time by resolution of the Board.

The Bylaws provide that a plurality of the votes cast shall be sufficient to elect a director, provided, however, that the foregoing shall not limit the ability of the Board to adopt a policy which contains a higher voting standard for the election of directors.

The Board has adopted a majority voting policy, which provides that in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director. For purposes of this policy, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director and abstentions and broker non-votes are not counted as “votes cast.” The policy further provides that in the event that an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, he or she must (within five business days following the final certification of the related election results) offer to tender his or her written resignation from the Board to the Company’s Nominating and Corporate Governance Committee. The committee is required under the policy to review such offer of resignation and consider such factors and circumstances as it may deem relevant, and, within 90 days following the final certification of the election results, make a recommendation to the Board concerning the acceptance or rejection of such tendered offer of resignation. The decision of the Board is required under the policy to be promptly publicly disclosed.

The DGCL provides that stockholders are not entitled to cumulative voting in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter does not provide for cumulative voting in the election of directors.

Removal of Directors

By virtue of the Company’s classified board structure, under the DGCL, directors of the Company can only be removed by stockholders for cause and then only by the affirmative vote of a majority of the outstanding shares of Common Stock.

Vacancies on the Board

Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Indemnification and Limitations on Liability

The Charter provides that, to the fullest extent permitted by applicable law, the Company will indemnify and hold harmless, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another entity or enterprise. To the extent not prohibited by applicable law, the Company will pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition. In addition, to the fullest extent permitted by the DGCL, no director will be personally liable to the Company or its stockholders for monetary damages with respect to a breach of fiduciary duty as a director.

Advance Notice for Stockholder Meetings

The Bylaws require a stockholder who desires to nominate a candidate for election to the Board at an annual meeting or a special meeting or present business at an annual meeting must provide notice to the secretary of the Company in advance of the meeting. In the case of an annual meeting, notice must be received by the Company at its principal executive office addressed to the attention of the secretary not earlier than the 120th day and not later than the 90th day before the first anniversary of the prior year’s annual meeting. However, if the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting or no annual meeting was held during the prior year, then the notice must be received no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting and the tenth day after the day on which the notice of the annual meeting was made.

Special Stockholder Meetings

The Bylaws provide that a special meeting may be called by the Board at any time by giving proper notice to stockholders. In addition, a holder, or group of holders of Common Stock, as applicable, holding at least 25% of the voting power of the total shares of Common Stock entitled to vote may cause the Board to call a special meeting of the stockholders for any purpose or purposes at any time, subject to certain restrictions.

Stockholder Action by Written Consent

The Bylaws provide that, subject to certain notice requirements and other conditions, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting of the stockholders upon the consent in writing signed by such stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the stockholders entitled to vote thereon were present and voting.

Charter Amendments

Under the DGCL, an amendment to the Charter generally requires the approval of a majority of the Board and a majority of the holders of outstanding shares of Common Stock. Certain amendments to the Charter (such as amendments to the provisions relating to the classification of the Board and other related provisions) require the affirmative vote of the holders of at least 66 2/3% of the shares of Common Stock outstanding.

Amendment of Bylaws; New Bylaws

The Bylaws may be amended or repealed and new Bylaws may be adopted by the Board, and the stockholders may make additional Bylaws and may alter or repeal any Bylaws.

Business Combination Provisions of Delaware Law

The Charter states that the Company is subject to Section 203 of the DGCL, which prohibits, subject to certain exceptions, a Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years after the date that such stockholder became an interested stockholder. In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or, within three years prior to the time of determination of interested stockholder status, did own, 15% or more of the outstanding voting stock of the corporation.

Forum Selection

The Bylaws provide that unless the Company consents in writing otherwise, the Delaware Court of Chancery is the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company; (iii) any action asserting a claim pursuant to the DGCL, the Charter, the Bylaws or any other law applicable to the Company; or (iv) any action asserting a claim governed by the “internal affairs” doctrine. The Bylaws further provide that if the Delaware Court of Chancery lacks jurisdiction over such action or proceeding, then the sole and exclusive forum shall be another court of the State of Delaware, or, if no court of the State of Delaware has jurisdiction, then such forum shall be the United States federal district court for the District of Delaware.